EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and entered into as of the 28th day of August, 2012 (the "Effective Date"), by and between MAGELLAN PETROLEUM CORPORATION, a Delaware corporation ("Magellan" or "the Company"), and C. Mark Brannum, an individual residing at 22194 Crestvue Drive, Golden, Colorado 80401(the "Executive").

WITNESSETH

WHEREAS, the Company wishes to appoint the Executive as the new Vice President – General Counsel and Secretary of the Company;

WHEREAS, the Executive will be based at the Denver, Colorado office of the Company;

WHEREAS, the Company and the Executive (collectively, the "Parties," and individually, a "Party") intend that the Executive will commence formal employment with the Company on September 5, 2012 (the "Employment Date");

WHEREAS, the Parties desire to enter into this agreement (the "Agreement") setting forth the terms and conditions of the Executive's employment; and

WHEREAS, as contemplated by this Agreement, and pursuant to the terms and conditions set forth herein, the Parties also intend to enter into a Nonqualified Stock Option Award and Subscription Agreement (the "Option Agreement"), a Restricted Stock Award and Subscription Agreement (the "Restricted Stock Agreement", and together with the Option Agreement, the "Equity Agreements"), and an Indemnification Agreement (the "Indemnification Agreement"), each to be dated as of the Employment Date;

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein and for other good and valuable consideration, the Parties, intending to be legally bound, agree as follows:

1. Employment.

1.1 Employment. The Company hereby agrees to employ the Executive as of the Employment Date, and the Executive hereby agrees to accept employment with the Company as of the Employment Date, in the positions described below in Section 2.1 and in accordance with the terms and provisions of this Agreement.

1.2 Term. The term of this Agreement (the "Initial Term") shall be the period commencing on the Effective Date and ending on the earlier of: (a) September 5, 2015, or (b) the date of termination of the Executive's employment pursuant to Sections 6, 7, or 8 below, whichever is applicable. However, if not terminated earlier than September 5, 2015, in accordance with the provisions of Sections 6, 7, or 8 below, the Term of this Agreement shall automatically renew for one or more successive two-year periods (each, a "Renewal Term") unless in each case at least six (6) months prior to the end of the Initial Term or Renewal Term, as the case may be, either the Company or the Executive has provided written notice to the other Party electing to permit this Agreement to terminate on the last day of the Initial Term or

Renewal Term, as the case may be. Upon termination of this Agreement for any reason (including a Party's written notice electing not to renew the Agreement delivered to the other Party under this Section 1.2), the obligations of the Company under this Agreement shall cease and Executive shall forfeit all right to receive any compensation or other benefits under this Agreement, except the amounts payable under Sections 6, 7, or 8 and 12 of this Agreement, as applicable.

2. Duties.

2.1 Offices.

(a) Beginning on the Employment Date, the Company shall employ Executive in such capacities as may be mutually agreeable by the Parties at the Company's Denver, Colorado office. No later than the Employment Date, the Executive shall be appointed to serve as the Company's Vice President – General Counsel and Secretary. The Executive shall report directly to the Company's President and Chief Executive Officer ("CEO") and shall have such duties as are appropriate to his positions with the Company, and will have such authority as required to enable the Executive to perform these duties. Consistent with the foregoing, the Executive shall comply with all reasonable instructions of the CEO and of the Board of Directors of the Company (the "Board").

(b) It is the intention of the Parties that during the Initial Term the Executive will serve in the capacities described in Section 2.1(a) hereof, and will devote substantially all of his business time and attention and best efforts to the affairs of the Company and its subsidiaries and the performance of his duties. Nothing in this Agreement, however, shall prevent the Executive from (i) participating in charitable, civic, educational, professional, community, or industry affairs or, with prior written approval of the Board, serving on the board of directors or advisory boards of other companies; and (ii) managing the Executive's and the Executive's family's personal investments so long as such activities do not materially interfere with the performance of the Executive's duties hereunder or create a potential business conflict or the appearance thereof.

2.2 Office Locations. From and after the Employment Date, the Executive shall be based at the Company's office in Denver, Colorado. During the Term hereof, the Executive shall be available to travel within the United States and internationally at the request of the CEO and/or the Board.

3. Compensation and Benefits.

3.1 Salary; Bonus.

(a) Salary. During the Initial Term, the Company shall pay the Executive an initial annual base salary of Two Hundred Fifty Thousand Dollars ($250,000). Beginning July 1, 2013, and effective each July 1st thereafter during the Term of this Agreement, the Executive's annual base salary, starting with $250,000 as of the Employment Date, may be increased by a percentage amount equal to the percentage increase in the Bureau of Labor Statistics' announced Consumer Price Index for All Urban Consumers, All

Items (the "CPI-U"), unadjusted, for the 12-month period ending June 30th of the calendar year immediately preceding the date on which such salary increase is scheduled to take effect, provided that the Board approves such cost of living adjustment process. In addition, the Company may, in its sole and absolute discretion, increase the Executive's base salary at other times in light of the Executive's performance, inflation, changes in the cost of living, and other factors deemed relevant by the Company. The Executive's base salary shall be paid in U.S. dollars ("$") by means of wire transfers to an account designated by the Executive, in accordance with the standard pay practices for other members of senior management of the Company, but not less frequently than monthly.

(b) Bonus. During the Term of this Agreement, the Executive will be eligible to receive such bonus awards, if any, as shall be determined by the Board in its sole discretion, after receipt of a recommendation by the Compensation, Nominating and Governance Committee of the Board (the "CNG Committee").

3.2 Equity Awards.

(a) As of the Employment Date, the Executive will be granted by the Board nonqualified stock options vesting in three tranches (together, the "Stock Options")which entitle the Executive to purchase an aggregate of eight hundred thousand (800,000) shares of common stock of the Company, par value $.01 per share (the "Common Stock"). The exercise price per share for such Stock Options shall be the closing price for the Common Stock as reported on the NASDAQ Capital Market on the Employment Date. Provided the Executive remains an employee of the Company on the following respective vesting dates, and subject to the other provisions of this Agreement, the vesting for such Stock Options shall be one-third (266,666 option shares) on the first anniversary of the Employment Date, one-third (266,667 option shares) on the second anniversary of the Employment Date, and one-third (266,667 option shares) on the third anniversary of the Employment Date. Such Stock Options shall have a ten (10) year term, and any portion of the Stock Options which is unexercised but vested shall not terminate because of the termination of the Executive's employment with the Company, unless such termination is by the Company for Cause, as defined in Section 6.3 hereof. After the termination of employment of the Executive other than by the Company for Cause, the Executive may exercise the vested portion of such Stock Options (unless previously terminated or exercised) for a period until the earlier of: (i) September 5, 2022, or (ii) the expiration of twelve (12) months from the last business day of the calendar month in which the termination of employment of the Executive occurred. Notwithstanding the foregoing, in the event of termination of the employment of the Executive due to death or disability, the vested portion of such Stock Options (unless previously terminated or exercised) may be exercised within the one (1) year period following the Executive's death or disability, but in no event later than September 5, 2022. In the event of (i) any "change of control" event with respect to the Company (with such term to be defined in a manner consistent with the definition of such term under the Company's 1998 Stock Incentive Plan, as amended to date (the "Stock Incentive Plan")), (ii) the Company's termination of the Executive's employment with the Company prior to the third anniversary of the Employment Date without Cause (as

defined in Section 6.3), or (iii) the Executive's termination of the Executive's employment with the Company prior to the third anniversary of the Employment Date for Good Reason (as defined in Section 7), any unvested portion of such Stock Options immediately prior to such event shall upon such event become vested in full. Unexercised Stock Options shall not entitle the Executive to any dividend participation with respect to the option shares that have not then been acquired.

(b) As of the Employment Date, the Executive will be granted by the Board a restricted stock award, which award will, subject to the vesting, forfeiture, and other terms and conditions thereof, provide that the Executive shall receive, as of the Employment Date, a total of fifty thousand (50,000) restricted shares of Common Stock (the "Restricted Stock," which together with the Stock Options are hereinafter collectively referred to as the "Equity Awards"). Provided the Executive's employment with the Company has not been terminated by the Company for Cause (as defined in Section 6.3) or by the Executive without Good Reason (as defined in Section 7) on or before the following respective vesting dates, the vesting for such shares of Restricted Stock shall be twenty-five thousand (25,000) shares of Restricted Stock on the date which is six months after the Employment Date, and twenty-five thousand (25,000) shares of Restricted Stock on the first anniversary of the Employment Date, and upon such vesting the respective number of shares of Restricted Stock shall no longer be subject to forfeiture by the Executive to the Company.

(c) The terms and conditions of the Equity Awards shall be substantially similar to the terms and conditions set forth in the forms of Option Agreement and Restricted Stock Agreement attached to this Agreement as Exhibit A and Exhibit B, respectively.

(d) It is understood and agreed by each Party that the Equity Awards will be issued as an inducement award that is to be exempt from the NASDAQ stockholder approval requirements, and not as an award or awards authorized by the stockholders pursuant to the Stock Incentive Plan. Both Parties recognize that the Equity Awards and the underlying shares of Common Stock related thereto will be restricted securities under Rule 144 promulgated by the U.S. Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Securities Act"), unless the issuance thereof is covered by an effective Securities Act Registration Statement on Form S-8 or other appropriate form. The Company agrees to include, to the extent reasonably practicable, the shares of Common Stock underlying the Equity Awards in any subsequent Form S-8 or other appropriate registration statement the Company files regarding any other shares of Common Stock underlying equity compensation awards for the Company's employees, if the shares underlying the Equity Awards are then considered or would be considered restricted securities under the provisions of Rule 144 and such shares may be included in such registration statement in accordance with SEC rules (without filing a separate resale prospectus).

(e) Future awards to the Executive under the Stock Incentive Plan (or any successor compensation plan of the Company), if any, shall only be made by the Board in its sole discretion, after receipt of a recommendation by the CNG Committee.

3.3 Benefit Programs. The Executive shall be entitled to participate on substantially the same terms as other members of senior management of the Company in all employee benefit plans and programs of the Company (other than any severance plan, program, or policy), as such plans and programs are made available by the Company, subject to any restrictions or eligibility requirements under such plans and programs, from time to time in effect for the benefit of senior management of the Company, including, but not limited to, retirement plans, profit sharing plans, group life insurance, hospitalization and surgical and major medical and dental coverages, short-term, and long-term disability.

3.4 Vacations and Holidays. During the Term of this Agreement, the Executive shall be entitled to vacation leave of four (4) weeks per year at full pay or such greater vacation benefits as may be provided for by the Company's vacation policies applicable to senior management. The Executive shall also be entitled to such holidays as are established by the Company for all employees.

4. Business Expenses.

(a) The Executive shall be entitled to prompt reimbursement for all reasonable, documented, and necessary expenses incurred by the Executive in performing his services hereunder in accordance with the policies of the Company, including business class accommodations when traveling on international business trips for the Company. The appropriateness and documentation of such expenses shall be in accordance with the Travel and Entertainment Expense Reimbursement Policy of the Company adopted on July 24, 2012.

(b) The Executive shall properly account for all such business expenses described in this Section 4 in accordance with the policies and procedures established by the Company. The Company agrees to reimburse the Executive for such amounts no later than 30 days after the Executive's properly documented request. The payments eligible for reimbursement during the Executive's taxable year may not affect the payments eligible for reimbursement in any other year, and the right to reimbursement is not subject to liquidation or exchange for another benefit.

5. Separation from Service. No termination of employment shall be deemed to have occurred under this Agreement unless there has been a "Separation from Service" as defined under Section 409A of the Internal Revenue Code of 1986, as amended (the "Code"), and the term "termination of employment" and the like in this Agreement shall be construed to mean "Separation from Service" as so defined.

6. Termination of Employment by the Company.

6.1 Termination By the Company Other Than For Non-Renewal, Disability, or Cause.

(a) The Company may terminate the Executive's employment at any time for any reason other than (i) pursuant to a written notice by the Company of its intention to permit the Agreement to terminate at the end of the Initial Term or a Renewal Term, as the case may be; (ii) by reason of the Executive's Disability (as defined in Section 6.2); or (iii) for Cause (as defined in Section 6.3), by giving the Executive a written notice of

termination at least thirty (30) days before the date of termination (or such lesser notice period as the Executive may agree to).

(b) In the event of any termination of employment by the Company described in Section 6.1(a) above, the Executive shall be entitled to receive the following benefits:

(i) Salary. His base salary pursuant to Section 3.1 through the date of such termination of employment, plus his base salary for the period of any vacation time earned but not taken for the year of termination of employment;

(ii) Other Benefits. Any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, with such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid;

(iii) Reimbursements. Any reimbursement amounts owing under this Agreement; and

(iv) Severance. A severance amount equal to the amount of base salary that the Executive would have received if he remained employed for the balance of the Initial Term or the Renewal Term, as the case may be (the "Severance Benefit"), based upon his then-current base salary without further increase. However, in no event shall the Severance Benefit be less than the amount of base salary that the Executive would have received if he remained employed for twelve (12) months, based upon his then-current salary without further increase. The amount of the severance benefit as so determined by this Section 6.1(b)(iv) shall be divided into twelve (12) equal installments. Payment of such installments shall be made to the Executive as follows:

(A) payment shall commence on the first (1st) date of the seventh (7th) month following the Executive's Separation from Service. The amount of the first payment shall equal the first seven (7) such installments.

(B) subsequent payments shall be made on the first day of each succeeding month for the balance of the twelve (12) month period.

(v) Medical Coverage. If the Executive elects to continue insurance coverage under the Company's health insurance plans pursuant to COBRA, then for the period beginning on the date of the Executive's termination of employment and ending on the earlier of (i) the date which is 18 months after the date of such termination of employment, or (ii) the date the Executive becomes eligible for health insurance benefits under the group health plan of another employer, the Company shall pay, or reimburse the Executive in an amount equal to, the same dollar amount of the Executive's premium for COBRA coverage for the Executive and, if applicable, his spouse and dependent children, as the Company paid prior to the Executive's termination for group health coverage

under the Company's health insurance plans for actively employed members of management generally. The Executive shall notify the Company promptly if he, while eligible for benefits under this subsection 6.1(b)(v), becomes eligible to receive health insurance benefits from another employer.

(c) Non-Renewals. Notwithstanding anything else in this Agreement to the contrary, if either Party gives written notice under Section 1.2 hereof of such Party's intention to permit the Agreement to terminate at the end of the Initial Term or a Renewal Term, as the case may be, then the Executive shall not be entitled to any of the benefits set forth in Sections 6.1(b)(iv) or 6.1(b)(v) hereof.

6.2 Termination Due to Disability.

(a) If the Executive incurs a Disability, as defined in Section 6.2(b) below, the Company may terminate the Executive's employment by giving the Executive written notice of termination at least thirty (30) days before the date of such termination (or such lesser notice period as the Executive may agree to). In the event of such termination of the Executive's employment because of Disability, the Executive shall be entitled to receive (i) his base salary pursuant to Section 3.1 through the date of such termination of employment, plus his base salary for the period of any vacation time earned but not taken for the year of termination of employment; (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, with such compensation and benefits to be paid at the normal time for payment of such compensation and benefits to the extent not previously paid; and (iii) any reimbursement amounts owing under this Agreement.

(b) For purposes of this Agreement, the Executive shall be considered to have incurred a "Disability" if and only if the Executive shall be unable to perform the duties of his employment with the Company for an aggregate period of more than 90 days in a consecutive period of 52 weeks as a result of incapacity due to mental or physical illness or impairment (other than as a result of addiction to alcohol or any drug) as determined by a physician selected by the Company or its insurers and acceptable to the Executive or his legal representative.

6.3 Termination for Cause.

(a) The Company may terminate the Executive's employment immediately for Cause for any of the following reasons: (i) an act or acts of dishonesty or fraud by the Executive relating to the performance of his services to the Company; (ii) a breach by the Executive of his duties or responsibilities under this Agreement resulting in significant demonstrable injury to the Company or any of its subsidiaries; (iii) the Executive's conviction of a felony or any crime involving moral turpitude; (iv) the Executive's material failure (for reasons other than death or Disability) to perform his duties under this Agreement or insubordination (defined as refusal to execute or carry out lawful directions from the Board or its duly appointed designees) where the Executive has been given written notice of the acts or omissions constituting such failure or insubordination

and the Executive has failed to cure such conduct, where susceptible to cure, within ten (10) days following such notice; or (v) a breach by the Executive of any provision of any material policy of the Company or any of his obligations under Section 13 of this Agreement.

(b) The Company shall exercise its right to terminate the Executive's employment for Cause by giving the Executive written notice of termination specifying in reasonable detail the circumstances constituting such Cause. In the event of such termination of the Executive's employment for Cause, the Executive shall be entitled to receive only (i) his base salary pursuant to Section 3.1 earned through the date of such termination of employment plus his base salary for the period of any vacation time earned but not taken for the year of termination of employment, with such base salary to be paid in a lump sum no later than the next payroll date following the Executive's date of termination, to the extent not previously paid; (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, with such compensation and benefits to be paid at the normal time for payment of such compensation and benefits, to the extent not previously paid; and (iii) any reimbursement amounts owing under this Agreement.

7. Termination of Employment by the Executive.

(a) Termination for Good Reason.

(i) The Executive may terminate his employment for Good Reason by giving the Company a written notice of termination at least thirty (30) days before the date of such termination (or such lesser notice period as the Company may agree to) specifying in reasonable detail the circumstances constituting such Good Reason. In the event of the Executive's termination of his employment for Good Reason, the Executive shall be entitled to receive a severance benefit equal to one year's base salary, based upon his then-current base salary without further increase. The severance payment under this Section shall be paid to the Executive at the same time and in the same manner as set forth in Sections 6.1(b)(iv)(A) and (B) hereof.

(ii) For purposes of this Agreement, "Good Reason" shall mean only, without the Executive's written consent, (A) a material negative change in the scope of the authority, functions, duties, or responsibilities of Executive's employment from that which is contemplated by this Agreement; provided that a change in scope solely as a result of the Company no longer being a public company or becoming a subsidiary of another entity shall not constitute Good Reason; (B) the Company materially changing the geographic location in which the Executive must perform services from the Denver, Colorado metropolitan area; or (C) any material breach by the Company of any provision of this Agreement without the Executive having committed any material breach of the Executive's obligations hereunder (including Section 13 hereof), in each case of (A), (B), or (C), which breach is not cured by the Company within thirty (30) days

following written notice thereof to the Company of such breach. If an event giving grounds for termination of employment for Good Reason occurs, and the Executive fails to give notice of termination within sixty (60) days after the occurrence of such event, the Executive shall be deemed to have waived his right to terminate employment for Good Reason with respect to such event. In addition, prospective changes to employee benefits for future employment made on an across-the-board basis to all similarly situated executives of the Company shall not be considered Good Reason.

(b) Termination Without Good Reason. In addition to a non-renewal of the Initial Term or a Renewal Term by the Executive under Section 1.2 hereof, the Executive may terminate his employment at any time without Good Reason, by giving the Company a written notice of termination to that effect at least thirty (30) days before the date of termination (or such lesser notice period as the Company may agree to); provided, however, that the Company, following receipt of such notice from the Executive, may elect to have the Executive's employment terminate immediately following its receipt of such notice by paying to the Executive an amount equal to one month of the Executive's then-current base salary. In the event of the Executive's termination of his employment pursuant to this Section 7(b), and in addition to the amount set forth in the preceding sentence, if applicable, the Executive shall be entitled to receive only: (i) his base salary pursuant to Section 3.1 earned through the date of such termination of employment plus his base salary for the period of vacation time earned but not taken for the year of termination of employment, with such base salary to be paid in a lump sum no later than the next payroll date following the Executive's date of termination, to the extent not previously paid; (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of such termination of employment, with such compensation and benefits to be paid at the normal time for payment of such compensation and benefits, to the extent not previously paid; and (iii) any reimbursement amounts owing under this Agreement.

8. Termination of Employment By Death.

(a) In the event of the death of the Executive during the course of his employment hereunder, the Executive's estate (or other person or entity having such entitlement pursuant to the terms of the applicable plan or program) shall be entitled to receive: (i) the Executive's base salary pursuant to Section 3.1 hereof earned through the date of the Executive's death plus the Executive's base salary for the period of vacation time earned but not taken for the year of the Executive's death, with such base salary to be paid in a lump sum no later than the next payroll date following the Executive's date of death, to the extent not previously paid; (ii) any other compensation and benefits to the extent actually earned by the Executive under any other benefit plan or program of the Company as of the date of death, with such compensation and benefits to be paid at the normal time for payment of such compensation and benefits, to the extent not previously paid; and (iii) any reimbursement amounts owing under this Agreement.

(b) In addition, in the event of such death, the Executive's beneficiaries shall receive any death benefits owed to them under the Company's employee benefit plans.

9. Conditions to Payment of Severance Benefits. The Company's obligation to pay to the Executive the severance benefits described in this Agreement shall be subject to (i) the Executive's compliance with the provisions of Section 13 hereof; (ii) delivery to the Company of the Executive's resignations from all officer, directorships, and fiduciary positions, if any, with the Company and its subsidiaries and employee benefit plans; and (iii) the Executive's execution and delivery to the Company, without revocation, of a valid Termination, Voluntary Release, and Waiver of Rights Agreement, in substantially the form attached to this Agreement as Exhibit C (the "Release"). By the effective date of the Executive's termination of employment, i.e., within thirty (30) days of receipt of written notice of termination pursuant to this Agreement, the documentation described in (ii) above and the Release described in (iii) above must have been executed and delivered to the Company, and the revocation period relating to the Release must have expired. If all of such conditions have not been met by the time payment is to begin, the severance benefits otherwise payable in accordance with Section 6.1(b)(iv) and otherwise under this Agreement shall be forfeited and shall not be reinstated for any reason.

10. Golden Parachute Excise Tax.

(a) In the event that any payment or benefit received or to be received by the Executive pursuant to this Agreement or any other plan, program, or arrangement of the Company or any of its affiliates would constitute an "excess parachute payment" within the meaning of Section 280G of the Code ("Excess Parachute Payment"), then the severance payment under this Agreement shall be reduced (by the minimum possible amounts) until no amount payable to the Executive under this Agreement constitutes an Excess Parachute Payment; provided, however, that no such reduction shall be made if the net after-tax payment (after taking into account Federal, state, local, or other income and excise taxes) to which the Executive would otherwise be entitled without such reduction would be greater than the net after-tax payment (after taking into account Federal, state, local, or other income and excise taxes) to the Executive resulting from the receipt of such payments with such reduction.

(b) All determinations required to be made under this Section 10 shall, if not otherwise voluntarily agreed to by the Parties, be made by a nationally or regionally recognized independent accounting firm mutually agreeable to the Company and the Executive (the "Accounting Firm") which shall provide detailed supporting calculations to the Company and the Executive as requested by the Company or the Executive. All fees and expenses of the Accounting Firm shall be borne jointly by the Company and the Executive. All determinations made by the Accounting Firm pursuant to this Section 10 shall be final and binding upon the Company and the Executive.

11. Entitlement to Other Benefits, Plans, or Awards. Except as otherwise provided in this Agreement, this Agreement shall not be construed as limiting in any way any rights or benefits that the Executive or his spouse, dependents, or beneficiaries may have pursuant to any other employee benefit plan or program of the Company. All benefits, including, without limitation, stock options, stock appreciation rights, restricted stock units, and other awards under the Company's benefits, plans, or programs, shall be subject to the terms and conditions of the plan or arrangement under which such benefits accrue, are granted, or are awarded. In addition, nothing herein shall be construed to prevent the Company from amending, altering, eliminating,

or reducing any benefits, plans, or programs so long as the Executive continues to receive compensation and benefits consistent with those described in Section 3 hereof.

12. Officer Protections. As required by the Company's Restated Certificate of Incorporation, upon the Employment Date the Company shall enter into its customary Indemnification Agreement with the Executive, under which the Company shall agree to indemnify the Executive to the fullest extent allowed under Delaware law for any claims related to the Executive's service as an officer of the Company and to provide coverage for the Executive under the Company's directors' and officers' liability insurance policy.

13. Executive's Obligations.

(a) Confidentiality. The Executive agrees that he shall not, directly or indirectly, use, make available, sell, disclose, or otherwise communicate to any person, other than in the course of the Executive's employment and for the benefit of the Company, either during the period of the Executive's employment or at any time thereafter, any information, knowledge, or data relating to the Company or any of its subsidiaries, affiliated companies, or businesses that is nonpublic, proprietary, or confidential and that was obtained by the Executive during the Executive's employment by the Company. The foregoing shall not apply to information that (i) was known to the public prior to its disclosure to the Executive; (ii) becomes known to the public subsequent to disclosure to the Executive through no wrongful act of the Executive or any representative of the Executive; or (iii) the Executive is required to disclose by applicable law, regulation, or legal process (provided that the Executive provides the Company with prior notice of the contemplated disclosure and reasonably cooperates with the Company at its expense in seeking a protective order or other appropriate protection of such information). Notwithstanding clauses (i) and (ii) of the preceding sentence, the Executive's obligation to maintain such disclosed information in confidence shall not terminate where only portions of the information are in the public domain. The Executive hereby agrees that he will not breach or violate any confidentiality or trade secret agreement with any former employer or other third party, through his employment with the Company.

(b) Non-Solicitation. In the event that the Executive receives payment of severance benefits under this Agreement, the Executive agrees that, for the one (1) year period following the date of termination of his employment with the Company, the Executive will not, directly or indirectly, individually or on behalf of any other person, firm, corporation, or other entity, knowingly solicit, aid, or induce any managerial level employee of the Company or any of its subsidiaries or affiliates to leave such employment in order to accept employment with or render services to or with any other person, firm, corporation, or other entity unaffiliated with the Company, or knowingly take any action to materially assist or aid any other person, firm, corporation, or other entity in identifying or hiring any such employee (provided, that the foregoing shall not be violated by general advertising not targeted at Company employees nor by serving as a reference for an employee with regard to an entity with which the Executive is not affiliated). For the avoidance of doubt, if a managerial level employee on his or her own initiative contacts the Executive for the primary purpose of securing alternative

employment, any action taken by the Executive thereafter shall not be deemed a breach of this Section 13(b).

(c) Non-Disparagement. Each of the Executive and the Company (for purposes of this Section 13(c), "the Company" shall mean only (i) the Company by press release or otherwise and (ii) the executive officers and directors thereof and not any other employees) agrees not to make any public statements that disparage the other Party, or, in the case of the Company, its subsidiaries, affiliates, officers, directors, or business partners. Notwithstanding the foregoing, statements made in the course of sworn testimony in agency, administrative, judicial, or arbitral proceedings (including, without limitation, depositions in connection with such proceedings) or otherwise as required by law shall not be subject to this Section 13(c).

(d) Return of Company Property and Records. The Executive agrees that upon termination of the Executive's employment, for any reason whatsoever, the Executive will surrender to the Company in good condition (reasonable wear and tear excepted) all property and equipment belonging to the Company and all records kept by the Executive containing the names, addresses, or any other information with regard to customers or customer contacts of the Company, or concerning any proprietary or confidential information of the Company, or any operational, financial, or other documents given to the Executive during the Executive's employment with the Company.

(e) Cooperation. The Executive agrees that, following termination of the Executive's employment for any reason, the Executive shall upon reasonable advance notice, and to the extent it does not interfere with previously scheduled travel plans and does not unreasonably interfere with other business activities or employment obligations, assist and cooperate with the Company with regard to any matter or project in which the Executive was involved during the Executive's employment, including any litigation. The Company shall compensate the Executive for any lost wages (or, if the Executive is not then employed, provide reasonable compensation as determined by the CNG Committee) and reimburse the Executive's reasonable expenses associated with such cooperation and assistance. All such compensation shall be paid monthly as the services are being performed by the Executive, and any such reimbursement of expenses shall be subject to Section 4 hereof and shall be made within thirty (30) days after the Executive has provided the Company reasonable documentation for the expenses incurred.

(f) Assignment of Inventions. The Executive shall promptly communicate and disclose in writing to the Company all inventions and developments, including software, whether patentable or not, as well as patents and patent applications (hereinafter collectively called "Inventions"), made, conceived, developed, or purchased by the Executive, or under which the Executive acquires the right to grant licenses or to become licensed, alone or jointly with others, which have arisen or which arise out of the Executive's employment with the Company, or relate to any matters directly pertaining to, the business of the Company or any of its subsidiaries; provided, however, that the Executive shall have no obligation to disclose, and shall retain all rights to, Inventions made, conceived, developed, or purchased by him prior to his employment with the Company. Included herein as if developed during the employment period is any

specialized equipment and software developed for use in the business of the Company. All of the Executive's right, title, and interest in, to, and under all such Inventions, licenses, and right to grant licenses subject hereto shall be the sole property of the Company. As to all such Inventions, the Executive will, upon written request of the Company, execute all documents which the Company deems necessary or proper to enable it to establish title to such Inventions or other rights, and to enable it to file and prosecute applications for letters patent of the United States and any foreign country, and do all things (including the giving of evidence in suits and other proceedings) which the Company reasonably deems necessary or proper to obtain, maintain, or assert patents for any and all such Inventions or to assert its rights in any Inventions not patented.

(g) Equitable Relief; Reformation; Survival. Each Party acknowledges and agrees that the other Party's remedies at law for a breach or threatened breach of any of the provisions of this Section 13 would be inadequate and, in recognition of this fact, the Parties agree that, in the event of such a breach or threatened breach, in addition to any remedies at law, the other Party, without posting any bond, shall be entitled to obtain equitable relief in the form of specific performance, a temporary restraining order, a temporary or permanent injunction, or any other equitable remedy that may then be available. If it is determined by a court of competent jurisdiction in any state that any restriction in this Section 13 is excessive in duration or scope or is unreasonable or unenforceable under the laws of that state, it is the intention of the Parties that such restriction may be modified or amended by the court to render it enforceable to the maximum extent permitted by the law of that state. The obligations contained in this Section 13 shall survive the termination or expiration of the Executive's employment with the Company and shall be fully enforceable thereafter.

14. Alternative Dispute Resolution. Any controversy, dispute, or questions arising out of, in connection with, or in relation to this Agreement or its interpretation, performance, nonperformance, or any breach thereof shall be resolved through mediation, if possible. In the event mediation fails to resolve the dispute within 60 days after a mediator has been agreed upon or such other longer period as may be agreed to by the Parties, or if the Parties fail to agree on a mediator within 30 days of either Party's request for mediation, such controversy, dispute, or question shall be settled by arbitration in accordance with the Center for Public Resources Rules for Non Administered Arbitration of Business Disputes, by a sole arbitrator. The arbitration shall be governed by the United States Arbitration Act, 9 U.S.C. Sec. 1-16, and judgment upon the award rendered by the arbitrator may be entered by any court having jurisdiction thereof. The place of the arbitration shall be Denver, Colorado.

15. General Provisions.

15.1 No Duty to Seek Employment. The Executive shall not be under any duty or obligation to seek or accept other employment following termination of employment with the Company, and no amount, payment, or benefits due to the Executive hereunder shall be reduced or suspended if the Executive accepts subsequent employment, except as expressly set forth herein.

15.2 Deductions and Withholding. All amounts payable or which become payable under any provision of this Agreement shall be subject to any deductions authorized by the Executive and any deductions and withholdings required by applicable laws.

15.3 Notices. All notices, demands, requests, consents, approvals, or other communications (collectively "Notices") required or permitted to be given hereunder or which are given with respect to this Agreement shall be in writing and shall be delivered personally, sent by facsimile transmission with a copy deposited in the United States mail, registered or certified, return receipt requested, postage prepaid, or sent by overnight delivery service or express mail addressed as follows:

To the Company: Magellan Petroleum Corporation
1775 Sherman Street, Suite 1950
Denver, Colorado 80203
Attn: President and CEO
Facsimile: (720) 570-3859

To the Executive: C. Mark Brannum
22194 Crestvue Drive
Golden, Colorado 80401

or such other address as such Party shall have specified most recently by written Notice pursuant to this Agreement. Notice delivered or mailed as provided herein shall be deemed given when so delivered personally or sent by facsimile transmission, or, if sent by overnight delivery service or express mail, on the day of delivery.

15.4 Covenant to Notify Management. The Executive shall abide by the ethics policies of the Company as well as the Company's other rules, regulations, policies, and procedures, including its Code of Conduct and Insider Trading Policy, each revised as of July 24, 2012, and any subsequent amendments thereof. The Executive agrees to comply in full with all applicable governmental laws and regulations as well as applicable ethics codes. In the event that the Executive becomes aware of or reasonably suspects the Company, or any of its officers or agents, of violating any such applicable laws, rules, regulations, ethics codes, policies, or procedures, the Executive agrees to promptly bring all such actual or suspected violations to the attention of the other members of the Company's senior management or the Board, so that the matter may be properly investigated and appropriate action taken. The Executive understands that the Executive is precluded by the immediately foregoing sentence, unless otherwise permitted by applicable law, rule, or regulation, from filing a complaint or report not involving or related to the Executive's individual rights with any governmental agency or court having jurisdiction over any such wrongful conduct unless the Executive has first notified the Company of the matter and allowed a reasonable time for the Company to investigate the matter and take any necessary and appropriate corrective or remedial actions.

15.5 Amendments and Waivers. No provision of this Agreement may be modified, waived, or discharged unless such waiver, modification, or discharge is agreed to in writing and signed by the Executive and the Company. No waiver by either Party hereto at any time of any breach by the other Party hereto of, or compliance with, any condition or provision of this

Agreement to be performed by such other Party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

15.6 Beneficial Interests. This Agreement shall inure to the benefit of and be enforceable by (a) the Company's successors and assigns, and (b) the Executive's personal and legal representatives, executors, administrators, successors, heirs, distributees, devisees, and legatees. If the Executive shall die while any amounts are still payable to him hereunder, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee, or other designee, or, if there is no such designee, to the Executive's estate.

15.7 Successors. The Company shall require any successors (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform.

15.8 Assignment. This Agreement and the rights, duties, and obligations hereunder may not be assigned or delegated by any Party without the prior written consent of the other Party, and any attempted assignment or delegation without such prior written consent shall be void and be of no effect. Notwithstanding the foregoing provisions of this Section 15.8, benefits payable pursuant to this Agreement shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Executive, and any attempt to alienate, transfer, assign, or attach such benefits shall be void. Notwithstanding the foregoing provisions of this Section 15.8, the Company may, without the Executive's consent, assign or delegate the Company's rights, duties, and obligations hereunder to any person or entity which succeeds to all or substantially all of the business of the Company through merger, consolidation, reorganization, or other business combination, or by acquisition of all or substantially all of the assets of the Company, provided that the provisions of Section 15.7 are complied with.

15.9 Choice of Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Colorado, without regard to the conflicts of law provisions thereof.

15.10 Statute of Limitations. The Executive and the Company hereby agree that there shall be a three-year statute of limitations for the filing of any requests for arbitration or any lawsuit relating to this Agreement or the terms or conditions of Executive's employment by the Company. If such a claim is filed more than three years subsequent to the Executive's last day of employment with the Company, such claim shall be precluded by this provision, regardless of whether or not such claim has accrued at that time.

15.11 Right to Injunctive and Equitable Relief. The Executive's obligations under Section 13 of this Agreement are of a special and unique character, which gives them a peculiar value, and, as reflected in the provisions of Section 13(g) of this Agreement, the Company cannot be reasonably or adequately compensated for damages in an action at law in the event the Executive breaches such obligations. Therefore, as set forth in Section 13(g) of this Agreement, the Executive expressly agrees that the Company shall be entitled to injunctive and other

equitable relief without bond or other security in the event of such breach, in addition to any other rights or remedies which the Company may possess or be entitled to pursue. Furthermore, the obligations of the Executive and the rights and remedies of the Company under Section 13 and this Section 15.11 are cumulative and in addition to, and not in lieu of, any obligations, rights, or remedies as created by applicable law. The Executive agrees that the terms of this Section 15.11 shall survive the term of this Agreement and the termination of the Executive's employment.

15.12 Severability or Partial Invalidity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall otherwise remain in full force and effect.

15.13 Entire Agreement. This Agreement, including the exhibits attached hereto and the Indemnification Agreement referred to in Section 12 hereof, constitutes the entire agreement of the Parties with respect to the subject matter hereof and thereof, and supersedes all prior or contemporaneous written or oral agreements, understandings, and negotiations between the Parties with respect to the subject matter hereof and thereof. This Agreement, including the exhibits attached hereto and the Indemnification Agreement, is intended by the Parties as the final expression of their agreement with respect to such terms as are included herein and therein and may not be contradicted by evidence of any prior or contemporaneous agreement. The Parties further intend that this Agreement, including the exhibits attached hereto and the Indemnification Agreement, constitute the complete and exclusive statement of their terms and that no extrinsic evidence may be introduced in any judicial, mediation, or arbitration proceeding involving this Agreement.

15.14 Code Section 409A. This Agreement is intended to comply in all respects with the provisions of Section 409A of the Code, and the Parties intend that the benefits and payments provided under this Agreement shall in all respects be exempt from, or comply with, the requirements of Section 409A of the Code. Accordingly, the Parties shall interpret and administer this Agreement in a manner consistent with Section 409A of the Code and regulations and other guidance promulgated by the U.S. Internal Revenue Service ("IRS") thereunder. Notwithstanding the foregoing, the Company shall in no event be obligated to indemnify the Executive for any taxes or interest that may be assessed by the IRS pursuant to Section 409A of the Code.

15.15 Counterparts and Delivery of Signature Pages. This Agreement may be executed in any number of counterparts, each of which when so executed shall be deemed an original but all of which together shall constitute one and the same instrument. Executed signature pages may be delivered by email or fax transmission.

[Signature page follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its duly authorized officer and the Executive has hereunto set his hand as of the day and year first above written.

MAGELLAN PETROLEUM CORPORATION

By: ____________________________
Name: J. Thomas Wilson
Title: President and CEO

EXECUTIVE

____
C. Mark Brannum